SCHEDULE 14A INFORMATION

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ITRONICS INC.

(Name of Registrant as Specified In Its Charter)

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Dear Shareholder:

Enclosed is Itronics' 1998 Annual Report on Form 10-KSB. Also enclosed is the Proxy Statement and Form inviting you to the Annual Meeting to be held on November 18, 1999 at 10:00 A.M. Pacific Time at the Reno Sparks Convention & Visitors Authority Center, 4590 South Virginia Street, Reno, Nevada, in South Meeting Room A-1. It is our hope that you will attend the meeting and vote your proxy on the re-election of the Company's Directors.

I believe that our Company continues to make significant progress in its development and has a bright future. Some of the milestones achieved over the last year include the following:

- The Company is investing substantial resources in its corporate marketing program. The results are impressive. For the twelve months from October 1, 1998 through September 30, 1999, 24.8 million shares had traded, compared to 7.9 million shares for the twelve months ended September 30, 1998. The share price increased from the $0.20 range on September 30, 1998 to a $0.50 range at the present time, with a high of $1.01 in February.

- Itronics' market capitalization on September 30, 1999 based on the average of the closing bid and asked prices, was $35.8 million, compared to $9.4 million on September 30, 1998. The share price has increased by 160% and the market capitalization has increased by 281% over the past 12 months. This increase in share price and market capitalization has produced significant benefits for Itronics shareholders in advancing the company and its businesses.

- From the first of the year through October 22, 1999, the Company has raised approximately $2.2 million by completing the 1998 private placement and obtaining warrant exercises. More than $600,000 of equipment has been acquired through lease financing.

- In February 1998 IMI entered into a lease, with option to purchase a 35,000 square foot manufacturing facility on 3.4 acres of land in Reno/Stead, Nevada. The purchase option price was $1,000,000, payable with a $300,000 down payment. On March 31, 1999 the purchase of this facility was completed by payment of $300,000 in cash and $700,000 of the Company's restricted shares. The property is now owned "free and clear".

- IMI established a photobyproduct sales and service department in November 1997 and a fertilizer sales department in April 1998. In 1999 the photobyproduct sales department was strengthened by adding a photo industry veteran with more than 25 years experience. In 1999 the fertilizer sales department was strengthened by adding a fertilizer industry executive with more than 40 years experience and a fertilizer chemist with more than 10 years experience.

- During the first quarter of 1999 the Company's wholly-owned subsidiary, Itronics Metallurgical, Inc. (IMI) selected 8 of the 15 commercial fertilizer products it had developed in prior years for general marketing and sales. The labels for these 8 products are being finalized, and Material Safety Data Sheets (MSDS Sheets) have been prepared for each product. Two base mixes that can be used for formulating 6 of the 8 Gold'n Gro products under license have also been completed, including labels and MSDS Sheets. The Gold'n Gro line now consists of 10 commercial products.

- IMI is implementing a fertilizer marketing strategy that focuses on developing "nutrition programs" for specific markets through established retailers such as Western Farm Services, Inc. These markets are: Turf:, with Golf Courses as a primary focus; Wine Grapes, with California growers as a target market; and Citrus, with California oranges as an initial market; avocados which are not citrus, are grown in the same areas as citrus and will also be targeted.

- Gold'n Gro fertilizer sales were initiated in northern Nevada during the first half of this year. At September 30, 1999 15 golf courses in northern Nevada were evaluating or using one or more Gold'n Gro products. Also at September 30, a total of 5 Gold'n Gro fertilizer products were being sold under the WFS agreement and there were more than 100 customers either trying out or using the products on an ongoing basis. The number of prospective golf customers has almost doubled from 60 a year ago to more than 115 this year. During the year "up scale" home applications development was also under way.

- During the year IMI has been working with a manufacturer of fertilizer injection systems (fertigation) that are designed to precisely inject Gold'n Gro liquid products into golf course and farm irrigation systems. There is a demonstrated market need for a line of products and developed nutrition application procedures to fulfill the requirements of growers who wish to use fertigation as a fertilizer application method. The new injection systems and Gold'n Gro products and nutrition programs will work well in this rapidly emerging market. At September 30 proposals totaling more than $200,000 were under consideration by prospective customers. Two golf courses with installed injector systems were using Gold'n Gro products for full course fertigation with excellent results.

Letter to Shareholders

October 29, 1999

- In May of this year, the University of California, Davis began a test program to determine the effectiveness of 4 of the Gold'n Gro fertilizers on wine grapes. The willingness of the U.C. Davis faculty to test our products is significant because U.C. Davis is the "recognized" academic authority in the California wine industry. There are more than 750,000 acres of wine grapes in California and so the market potential is enormous if the tests prove successful.

- A large citrus grower in southern California has offered to cooperate with IMI in developing a nutrition program using Gold'n Gro products for citrus. A faculty member from the University of California at Riverside who is a nationally recognized expert in citrus nutrition has agreed to work with IMI and the grower in developing the program. Planning is underway to initiate this program in February 2000.

- This year the Company has added two consultants who were instrumental in successfully implementing an operating and information infrastructure system at a large California wine producer. They are assisting in implementing an operating and information infrastructure system for the Company. The significance of adding these two people to the management team is that the process of managing wine production and distribution has many similarities to the process of managing liquid fertilizer production and distribution.

- We have begun to target acquisition candidates in the photo and x-ray service industries to expand photoservice sales and the photo material supply needed to expand fertilizer sales. Our sales staff has been working with a number of potential large customers for photoservice sales, and I believe we will achieve a near term 30% to 50% volume increase from these efforts.

- In March 1998 the Reno Planning Commission approved the Special Use Permit for the Stead Manufacturing Facility. The first building permit application was filed in October 1998. After the permit application was filed, a number of changes occurred which delayed the move to the new facility and its start-up. Among these were a requirement to design a truly commercial scale operating plant to replace the existing pilot plant operation, hiring of an engineering firm to prepare needed drawings, new building code issued in March of this year, new fire code issued in July of this year, and new Federal EPA "heavy metal" standards which became public in June of this year. All of these new rules made it impossible for management to control the process of moving forward on a predictable time line. The regulatory authorities became the controllers of forward progress, which was both frustrating and costly.

- As of the date of this letter, I am happy to report that all building permits needed for occupancy are in place and we have received approval to begin a staged start up of the new plant. We now have a properly engineered and professionally constructed plant that is sized to support a large commercial scale of operation. This is the first commercial scale plant of its type to be built anywhere in the world and you as shareholders should be very proud of this achievement. The new plant will be fully operational in time to meet the spring fertilizer sales season beginning in late January 2000.

- In mid-May, 1998 Region VI of the Federal EPA Officially recognized Itronics and its "Beneficial Use Recycling Program" at a Conference in San Diego, CA. This was the first public recognition for Itronics from an agency of the Federal Government. This year Itronics was invited to present its story at 4 regional investor conferences that were co-sponsored by the Federal EPA. Itronics was the only company that was invited to present its story at all 4 conferences. Recently Itronics was encouraged to participate in a 5th regional conference to be held in Boston in January. Companies invited to present their stories at these conferences are carefully screened and are considered by the sponsoring boards to be early stage recycling companies suitable for investors who have the capacity to make higher risk investments in companies that are just getting established.

- This year we also continued to present Itronics at national conferences. We had a booth at the 75th Photo Marketing Association annual convention in Las Vegas in March. We also had a booth at the National Marketplace for the Environment conference in Anaheim, CA which brings together more than 4,000 government purchasing and contract officers and other environmental buyers and decision-makers. It is the largest conference and trade show in the country dedicated to the procurement of environmentally preferable products by government and business.

- During the past year the regulatory climate continued to tighten for the photographic industry. Clean water is now a major national and international issue. It is clear that pressure is continuing to build to prevent pollution of natural waters by disposal of chemicals into them. People's concern for clean water at the community level is continuing to push tighter controls over industrial discharges into municipal publicly owned treatment works (sewer plants).

In my 1998 letter to shareholders I pointed out that we had completely outgrown our existing facility and that further meaningful increases in sales would not be possible until we obtained and moved into a new manufacturing facility. Because of the capacity limitations in the existing plant, it was necessary to refocus the Gold'n Gro product introduction effort with WFS again in 1999, even so, it has been possible to modestly improve 1999 sales over 1998.

Once the start up is completed we will be able to rapidly expand sales of both photobyproduct services and Gold'n Gro fertilizer products. A backlog of new customers has been lined up for the photo services and the market development effort underway with WFS will be expanded next year to include Oregon, Washington, Idaho and Hawaii. We will also begin targeted advertising for the Gold'n Gro products.

Letter to Shareholders

October 29, 1999

In the photographic sector, digital technologies continue to develop but it is apparent that conventional film based photography is continuing to grow. During the year, the financial press has continued to tout the benefits of digital photography, and some writers have even forecast the demise of film based photography altogether. Our view is that digital photography will increase in popularity, but will complement, rather than eliminate, film photography. The basis for this view is that the Silver Institute reports increasing silver usage in the photographic industry, Kodak film sales are increasing, and the world's three dominant film manufacturers have all built film and paper manufacturing plants, each costing hundreds of millions of dollars, in recent years. The other factor is that of the estimated 6 billion people in the world, the United States, Europe, and Japan account for roughly 10 percent. Most of the other 90% of the world's population cannot presently afford even the point and shoot returnable cameras that sell for $10 at the grocery check out stands here in the United States. However, we believe that as the global economy expands, there will be a growing percentage of the population in the mid-range of income that won't be able to afford digital technology, but will be able to afford, and will purchase, film technology. Because of these factors, we are anticipating that the market will continue to expand.

The silver market has been weaker in 1999, but is expected to continue to strengthen again next year due to the continuing imbalance between mine supply and demand that is being filled by drawdown of existing surface inventories. Itronics' silver output and silver sales are down somewhat in 1999. In June of this year IMI re-introduced its 5 ounce "Silver Nevada Miner" bars which are a Nevada souvenir item. We believe that this is the only 5 ounce silver bar being produced in the United States and are expecting sales of this unique silver bar to expand significantly during the coming year. We are anticipating renewed growth in silver output in the coming year. Now that the refining operations are being moved to the new facility it will be possible to expand the application of the silver refining operations to additional photographic materials and to start larger scale test work on processing of mine generated materials in the coming year.

Earlier this year Itronics announced that Whitney & Whitney, Inc. will begin development of a silver-gold mining recovery process that may be able to replace cyanide in certain types of ore deposits. This year the gold market has strengthened and we expect prices to continue to increase off of the historic lows seen earlier in the year. Strengthening of gold and silver prices combined with on-going tightening of environmental regulation continues to enhance the future potential for this new technology. Our timing for beginning work on this new technology appears to be sound.

The market for mining consulting services strengthened during the year with two projects expanding and a new client with two on-going development projects being brought in. The Whitney & Whitney, Inc. technical services group was moved into its own office and has succeeded in expanding sales this year. The group now has 4 projects in hand for next year and expects to substantially expand technical service sales in the coming year. Whitney & Whitney, Inc. has been developing and applying "state of the art" satellite photo interpretation techniques in the search for metal deposits, and in finding areas favorable for water development, that are producing very positive results in the field. This success with application of advanced technologies is expected to open many new opportunities for Whitney & Whitney technical services over the coming years.

Overall, we believe that during the past 12 months the scope of Itronics technology products has been expanded and better defined. The market potential for the Company now seems to be larger than ever. Because of this, significant growth over an extended period of time appears to be possible.

Achievement of the milestones outlined in this letter is due to the dedication and loyalty of our stockholders and employees. I want to thank each and every one of you for your past and continuing support. Together, I believe we can achieve great success!!

Sincerely,

/S/ Dr. John W. Whitney

Dr. John W. Whitney

President

October 29, 1999

The statements in this news release that are not historical facts or statements of current status are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties. Actual results may differ materially.

IMPORTANT NOTE:

ITRONICS INC. IS NOT CURRENTLY SUBJECT TO THE PROXY SOLICITATION RULES OF THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, WHILE THIS PROXY STATEMENT GENERALLY FOLLOWS THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THIS PROXY STATEMENT DOES NOT NECESSARILY PROVIDE THE SAME INFORMATION REQUIRED TO BE DISCLOSED UNDER THE PROXY SOLICITATION RULES AND REGULATIONS. IN ADDITION THIS PROXY STATEMENT HAS NOT BEEN REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION WHICH MAY HAVE BEEN REQUIRED IF ITRONICS INC. WAS SUBJECT TO THE PROXY SOLICITATION RULES.

ITRONICS INC.

6490 So. McCarran Blvd., Bldg. C-23

Reno, Nevada 89509

(702) 689-7696

________________________________

PROXY STATEMENT

Annual Meeting of Shareholders

November 18, 1999

_______________________________

INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

This proxy statement is being furnished to shareholders of Itronics Inc. (the Company), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting to be held at the Reno-Sparks Convention Center, Reno, Nevada on November 18, 1999 at 10:00 A.M. Pacific time, and at any adjournment or adjournments thereof. The approximate date of mailing of this proxy statement and the accompanying form of proxy is November 2, 1999.

The Board of Directors of the Company has selected October 15, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 69,654,190 shares of the Company’s common stock were of record at the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company’s common stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders. Shareholders do not have cumulative voting rights with respect to the election of directors.

All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the director nominees named in this proxy statement.

The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgement of the proxy holders named therein.

Any shareholder has the power to revoke his proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company’s Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

The expenses of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Personnel of the Company who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

The following table sets forth certain data with respect to those persons known to the Company, as of October 15, 1999, to be the beneficial owners of more than 5% of the outstanding shares of common stock of the Company.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days(4)	Total	Percent of Class
John W. Whitney P.O. Box 10725 Reno, NV 89510 (1)(2)	14,317,459(3)	1,200,000	15,517,459	21.90
Richard J. Cavell 1013 No. Marshall Dr. Camano Island, WA	5,158,627	-	5,158,627	7.41

(1) Director

(2) Officer

(3) Includes 95,136 shares owned by or to be issued to John B. Whitney, Dr. John W. Whitney's minor son, and 71,632 shares owned by Maureen E. Whitney, Dr. Whitney's wife

(4) Dr. Whitney’s warrants for 200,000 shares, issued in connection with the 1998 Private Placement under the same terms offered other investors, are priced at $0.40 per share and expire on September 30, 2000. Dr. Whitney's option for 1,000,000 shares is at $0.25 per share.

Security Ownership of Management

The following table sets forth as of October 15, 1999, certain information, with respect to director and executive officer ownership of common stock in the Company:

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Shares Presently Held	Common Shares Which May Be Acquired Within 60 days(1)	Total	Percent of Class(2)
Dr. John W. Whitney P.O. Box 10725 Reno, NV 89510 (3)(4)	14,317,459(5)	1,200,000	15,517,459	21.90
Paul H. Durckel 1511 Main St Gardnerville, NV. 89410(3)	208,500	-	208,500.30
Alan C. Lewin P.O. Box 10725 Reno, Nv 89510(3)	177,500	50,000	227,500.33
All directors and executive officers as a group (5 persons)	17,065,239	1,290,000	18,355,239	25.87

(1) Of the above options and warrants, 50,000 are at $0.10 per share, 240,000 are at $0.25 per share for the first year and $0.40 per share for the second year, from the date of grant, respectively, and 1,000,000 are at $0.25 per share.

(2) The percent of class is based on the sum of 69,654,190 shares outstanding or to be issued as of October 15, 1999 plus, for each individual, the number of common shares as to which the named individual has the right to acquire beneficial ownership within 60 days of October 15, 1999.

(3) Director

(4) Officer

(5) Includes 95,136 shares owned by or to be issued to John B. Whitney, Dr. John W. Whitney's minor son, and 71,632 shares owned by Maureen B. Whitney, Dr. Whitney's wife.

Compliance With Section 16(a) of the 1934 Act

The Company is not presently subject to the requirements of Section 16(a) of the Securities Act.

ELECTION OF DIRECTORS

Proposal 1

The Company’s bylaws provide that the Board of Directors shall consist of one to nine members. There are presently three directors.

Each of the nominees listed below is currently a director of the Company. Each nominee has consented to being named in this Proxy Statement and has indicated his willingness to serve, if reelected. If any nominee becomes unable to serve, however, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall elect.

The following table sets forth the names of and certain information concerning the nominees to the Board of Directors.

Name	Age(As of 10/15/99)	Position	Position Held Since
Dr. John W. Whitney	53	President/Treasurer Director	May 1988
Paul H. Durckel	82	Director	September 1995
Alan C. Lewin	53	Director	September 1997

1) For directors, the term of office is until the next annual meeting of shareholders.

Narrative Information Concerning the Director Nominees of the Company

John W. Whitney:

In addition to being the President and a Director of the Company, 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Whitney & Whitney, Inc. and Itronics Metallurgical, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture controlled by the Company.

Dr. Whitney received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington, D.C. office of the U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil & Refining Company and GeoTerrex Ltd. (1971-1972).

Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology and holds four patents.

Paul H. Durckel

Mr. Durckel has served as a director of the Company since September 1995. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Prudential Nevada Realty, the successor company to Myers Realty, Inc. He had served Myers Realty, Inc. in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, since 1987. His experience in the fertilizer industry includes Vice President and General Manager and Vice President- Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.

Alan C. Lewin:

Mr. Lewin has served as a director since September 1997. He had previously served as a director from September 1995 through June 1996. He received his Bachelor of Arts Degree in Psychology from the San Diego State University in 1967. He has extensive operations management experience, primarily in the x-ray film processing chemical industry. His positions include Founder, President and Chief Executive Officer of Guardian X-Ray Equipment Service, Inc. from 1976 to 1992, General Manager of Douglas Roesch Communications, Inc. from 1992 to 1994, Technical Sales Representative of Commerce Chemical Company from 1994 to 1996, Vice President of Commodity Resource & Environmental, Inc. from August 1996 to July 1997, and General Manager for a Merry X-Ray branch operation in Los Angeles, California since November 1997.

Information Relating to Executive Officers

The following table sets forth the names of and certain information concerning the Executive Officers not included above with the Director nominees:

Name	Age(As of 10/15/99)	Position	Position Held Since
Gregory S. Skinner	45	Secretary	December 1990
Duane H. Rasmussen	68	Vice President, Itronics Vice President and General Manager-IMI	November 1997 May 1994

Narrative Information Concerning the Executive Officers of the Company

Gregory S. Skinner, Esq.:

Mr. Skinner has served as Secretary and General Counsel of the Company and its subsidiaries since December 1990. He obtained his BA degree in Economics from the University of California at Berkeley in 1976. He obtained his JD degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada, He is a shareholder in the Law Offices of Skinner, Sutton & Watson, a Professional Corporation, which has offices located in Reno and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.

Duane H. Rasmussen:

Mr. Rasmussen has served as Vice President of the Company since November 1997 and as Vice President and General Manager of IMI since May 1994. He initially joined the Company in 1991 as Assistant Manager and Business Consultant for W&W. He received his Bachelor of Science degree in Chemical Engineering from the University of Wisconsin in 1953 and his MBA in Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to 1998. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth information as to the compensation of the Chief Executive Officer and the four most highly compensated officers whose compensation for the year ended December 31, 1998 exceeded $100,000:

Annual Compensation
Name and Principal Position	Calendar Year	Salary	Bonus
Dr. John W. Whitney: President, Treasurer and Director	1998 1997 1996	$111,709 $ 97,000 $ 96,547	$-0- $-0- $-0-

1) As of December 31, 1997, Dr. Whitney had accumulated deferred salary totaling $141,750. Of this amount, $32,000 was accrued in 1997, $49,750 was accrued in 1996, and $60,000 was accrued in prior years. Dr. Whitney was granted options to convert up to $250,000 in unpaid salary at $0.10 per share, for a total of 2,500,000 shares of common stock. Dr. Whitney was also granted options for 1,200,000 shares of common stock at $0.10 for his personal guarantee of certain obligations of the Company and its subsidiaries. The options were to expire in February 1997, but were extended to six months after all the Company and subsidiaries’ debts owed to, or guaranteed by, Dr. Whitney were paid in full. In May 1996, Dr. Whitney received warrants for 100,000 shares. The warrants were exercisable for five years at $0.10 per share. The warrants were issued in conjunction with Dr. Whitney’s acquisition of 100,000 shares for cash. The combined total of options and warrants for Dr. Whitney was for 3,800,000 shares of common stock. Of these options and warrants, Dr. Whitney exercised 500,000 shares in December 1996, 2,092,380 in 1997, and the remaining 1,207,620 in January 1998. In September 1998 Dr. Whitney converted an additional $50,000 of unpaid salary by acquiring five units of the Company’s 1998 Private Placement, Tranche One. As of December 31, 1998 Dr. Whitney has $11,750 in unpaid salary and warrants, expiring September 30, 2000, for 200,000 shares of common stock at $0.25 per share for the first year and $0.40 per share for the second year, after September 30, 1998, respectively. Effective January 1, 1999, Dr. Whitney was granted an option for 1,000,000 common shares at $0.25 per share. The option is exercisable at any time until one year after Dr. Whitney leaves the employment of the Company.

2) During the three years ended in 1998, all Directors received 2,500 restricted common shares per quarter of service. The stock is valued quarterly at the current private placement price or at 85% of market if there is not an ongoing private placement. Dr. Whitney served as a Director during each of these quarters and received the appropriate number of shares. The salary amounts listed above include $1,709, $1,000, and $547, for 1998, 1997, and 1996, respectively, representing the value assigned to the stock as issued.

Option Grants in Last Fiscal Year

None.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Options Exercised:

Name	Shares Acquired on Exercise (#)	Value Realized(1)
Dr. John W. Whitney	1,207,620	$-0-

(1) The options were at $0.10 per share and the offering price of restricted stock to non-employees on the exercise date was $0.10. Consequently, no value was realized. If value realized was based on the high bid on the exercise date, the value realized would have been $132,838. The securities received, common stock of the Company, are restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company’s securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above.

Options Unexercised:

	Number of Securities Underlying Unexercised Options at 12/31/98		Value of Unexercised In-the-Money Options At 12/31/98
Name	Exercisable	Unexercisable	Exercisable	Unexercisable.
Dr. John W. Whitney	200,000	-	$ -0- (1)	$ -0-

(1) The warrants are at $0.25 per share and the offering price of restricted stock to non-employees in 1998 was $0.125. Consequently, no value would be realized. If value realized was based on the high bid as of December 31, 1998, the value realized would have been $-0-. The securities under option, common stock of the Company, are restricted under Rule 144 and thus are not tradable within one year of exercise. In addition, as a greater than 10% shareholder of the Company, Dr. Whitney is further restricted by SEC regulations as to the sale of the Company’s securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above.

Board Committees

The Board of Directors has no specific committees.

Attendance at Meetings

During the twelve month period ended December 31, 1998, the Board of Directors held seven meetings. No director attended fewer than 75% of the meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the Company's two most recent fiscal years, including those of its subsidiaries and affiliates, the Company engaged in no transactions or series of transactions with any director, officer, security holder or family thereof in which the amount involved exceeded $60,000 except as follows:

1. As of December 31, 1997, Dr. Whitney has accumulated deferred salary totaling $141,750. The entire balance was converted into the Company’s common stock in 1998.

2. In 1994, options totaling 2,675,000 shares for Dr. Whitney and 200,000 shares for Dr. Cavell, which were to expire in 1995, were extended to dates ranging from February 5, 1996 to May 15, 1997. The option price of $0.10 per share remained unchanged. In 1995, an additional option for 1,025,000 shares was granted to Dr. Whitney and his existing options were extended to dates ranging from February 5, 1997 to May 15, 1997. In 1996, the above options were extended to six months after all debts owed to, or guaranteed by, Drs. Whitney and Cavell by Itronics Inc. and its subsidiaries and partnerships are paid in full. Of the above options, Dr Whitney exercised 500,000 shares in 1996, 1,992,380 in 1997, and 1,207,620 in 1998. Dr Cavell exercised all 200,000 of his options in 1998.

1998 ANNUAL REPORT

The Company’s Form 10-KSB for 1998 as filed with the Securities and Exchange Commission will serve as the Company’s 1998 annual report. The 1998 Form 10-KSB is being mailed to each shareholder along with this proxy statement. ADDITIONAL COPIES OF THE 1998 FORM 10-KSB MAY BE OBTAINED BY WRITING TO THE CORPORATION.

2000 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2000 annual meeting must be received by the Company for inclusion in Management’s Proxy Statement by March 31, 2000.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies returned by the Company’s shareholders confer discretionary authority on the persons named therein. Those persons will vote or act in accordance with their best judgement with respect to those matters.

You are urged to vote, sign, date and return the accompanying proxy prior to the Annual Meeting, whether or not you currently plan to attend the Annual Meeting in person, to the following address:

Itronics Inc.

P.O. Box 10725

Reno, Nevada 89510

By Order of the Board of Directors

___________________________________

October 29, 1999 John W. Whitney, President and Treasurer

ITRONICS INC.

PROXY

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 18, 1999

The undersigned hereby constitutes and appoints John W. Whitney, with power of substitution, to represent and vote on behalf of the undersigned all of the shares of Itronics Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Reno-Sparks Convention Center, Reno, Nevada, on November 18, 1999 at 10:00 A.M. Pacific time, including any adjournment or adjournments thereof.

Total votes available to cast for the one proposal is:

Number of Shares ________________________

PLEASE MARK THE FOLLOWING WITH AN "X"

Proposal 1: Election of Directors

Names of Nominees:

John W. Whitney

Paul H. Durckel

Alan C. Lewin

Vote for the election of the above directors as a group:

( ) FOR ( ) AGAINST ( ) ABSTAIN

PLEASE VOTE, DATE AND SIGN YOUR NAME(S) EXACTLY AS PRINTED ON THIS PROXY, indicating where applicable, official position or representative capacity.

_______________________________________ ________________________________

Signature                                                                   Signature

___________________                                          ___________________

Date                                                                           Date